LOGO

                                18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (914) 986-2206


                                              August 21, 1998


Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders ("Annual Meeting") of Warwick Community Bancorp, Inc. ("Company"), the holding company for The Warwick Savings Bank ("Bank"), which will be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on September 22, 1998 at 9:30 a.m., Eastern time.

         The attached Notice of the 1998 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of Arthur Andersen LLP, the accounting firm appointed by the Board of Directors to be the Company's independent auditors for the period beginning June 1, 1998 and ending December 31, 1998, will be present at the Annual Meeting to respond to appropriate questions from our shareholders.

         The Board of Directors of the Company has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each of these matters.

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO ATTEND AND TO VOTE PERSONALLY AT THE ANNUAL MEETING. EXAMPLES OF SUCH DOCUMENTATION INCLUDE A BROKER'S STATEMENT, LETTER OR OTHER DOCUMENT CONFIRMING YOUR OWNERSHIP OF SHARES OF THE COMPANY.

         On behalf of the Board of Directors and the employees of the Company and the Bank, thank you for your continued support.

                                       Sincerely yours,


                                       [Facsimile signature]


                                       Timothy A. Dempsey
                                       President and Chief Executive Officer

                                      LOGO

                                18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (914) 986-2206


                NOTICE OF THE 1998 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 1998


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Warwick Community Bancorp, Inc. ("Company") will be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on September 22, 1998 at 9:30 a.m., Eastern time, for the following purposes:

         1.    To elect three directors, each to serve for a three-year term;

      2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the period beginning June 1, 1998 and ending December 31, 1998; and

      3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. As of the date hereof, the Board of Directors of the Company is not aware of any such other business.

         The Board of Directors has fixed the close of business on August 12, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at 18 Oakland Avenue, Warwick, New York, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

         A copy of the 1998 Annual Report to Shareholders of the Company, which for purposes of the regulations of the Federal Deposit Insurance Corporation serves as the Annual Disclosure Statement of The Warwick Savings Bank, a wholly owned subsidiary of the Company, accompanies this Notice of the 1998 Annual Meeting of Shareholders. Shareholders may obtain, free of charge, an additional copy of the Annual Report by writing to Margaret Sgombick, Marketing Director, The Warwick Savings Bank, P.O. Box 591, Warwick, New York 10990-0591.

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                                       By Order of the Board of Directors


                                       [Facsimile signature]


                                       Nancy L. Sobotor-Littell
                                       Corporate Secretary
Warwick, New York
August 21, 1998

                                      LOGO

                                18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (914) 986-2206


                            ------------------------


                             PROXY STATEMENT FOR THE
                       1998 ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 22, 1998

                               GENERAL INFORMATION

GENERAL

         This Proxy Statement and accompanying Proxy Card are being mailed to shareholders of Warwick Community Bancorp, Inc. ("Company") on or about August 21, 1998 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on September 22, 1998 at 9:30 a.m., Eastern time, and at any adjournment or postponement thereof ("Annual Meeting").

         On December 23, 1997, The Warwick Savings Bank ("Bank") completed its conversion from a New York State mutual savings bank to a New York State stock savings bank ("Conversion"). The Company, a Delaware corporation, operates as a bank holding company for the Bank, its wholly owned subsidiary.


RECORD DATE AND VOTING RIGHTS

         The Board of Directors of the Company has fixed the close of business on August 12, 1998 as the record date ("Record Date") for the determination of the holders of the Company's issued and outstanding common stock, par value $.01 per share ("Common Stock"), entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 6,606,548 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum thereat.

         Each holder of shares of Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record (except for Excess Shares, if any, as defined below) upon each matter to be voted upon at the Annual Meeting. As provided in the Company's Certificate of Incorporation, if any person beneficially owns, directly or indirectly, shares of Common Stock in excess of 10% of the then issued and outstanding shares of Common Stock, all such shares beneficially owned by such person in excess of the 10% threshold shall be deemed to be "Excess Shares," and the holder thereof shall be entitled to cast only one one-hundredth (1/100) of a vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as persons acting in concert with such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to interpret and apply the provisions of the Certificate of Incorporation governing Excess Shares and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with such provisions and (ii) to demand that any person who is reasonably believed to beneficially own Excess Shares supply information to the Company to enable the Board of Directors to implement and apply such provisions.

         If the enclosed Proxy Card is properly executed and received by the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE GIVEN, EXECUTED PROXIES WILL BE VOTED FOR THE PROPOSALS IDENTIFIED IN THE NOTICE OF THE 1998 ANNUAL MEETING.


VOTE REQUIRED

         Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of directors. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon. ACCORDINGLY, SHARES AS TO WHICH THE "ABSTAIN" BOX HAS BEEN SELECTED ON THE PROXY CARD WITH RESPECT TO THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY WILL BE COUNTED AS PRESENT AND ENTITLED TO VOTE AND WILL HAVE THE EFFECT OF A VOTE AGAINST THAT PROPOSAL. IN CONTRAST, SHARES UNDERLYING BROKER NON-VOTES WILL NOT BE COUNTED AS PRESENT AND ENTITLED TO VOTE AND WILL HAVE NO EFFECT ON THE VOTE FOR SUCH PROPOSAL.


REVOCABILITY OF PROXIES

         The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time before it is voted by (1) filing a written notice of revocation with the Corporate Secretary of the Company prior to the Annual Meeting, (2) delivering to the Corporate Secretary prior to the Annual Meeting a duly executed proxy bearing a later date or (3) attending the Annual Meeting, filing a written notice of revocation with the secretary of the Annual Meeting and voting in person.

         IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED TO THE ANNUAL MEETING AND TO VOTE AT THE ANNUAL MEETING. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of the Company.


SOLICITATION OF PROXIES

         The Company will bear the costs of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Kissel-Blake Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $2,500, plus out-of-pocket expenses. Proxies may also be solicited personally, by telephone, facsimile or other means by directors, officers and employees of the Company or its subsidiaries, without additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of July 31, 1998. Other than those persons listed below, the Company is not aware of any person who is the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of July 31, 1998. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission ("SEC") and with the Company pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). For purposes of the following table and the table set forth under "Stock Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to "beneficially own" any shares of Common Stock (a) over which such person has, directly or indirectly, sole or shared voting or investment power or (b) of which such person has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, at any time within 60 days after July 31, 1998. As used herein, "voting power" includes the power to vote, or direct the voting of, such shares, and "investment power" includes the power to dispose, or direct the disposition of, such shares.

   TITLE OF CLASS         NAME AND ADDRESS OF                     AMOUNT AND NATURE OF     PERCENT OF COMMON STOCK
     OF SECURITY             BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP           OUTSTANDING
     -----------             ----------------                     --------------------           -----------

Common Stock           Warwick Community Bancorp, Inc.             528,523(1)                     8.0%
                       Employee Stock Ownership Plan and
                       Trust ("ESOP")
                       18 Oakland Avenue
                       Warwick, New York 10990-0591

Common Stock           Bay Pond Partners, L.P.                     364,000(2)                     5.5%
                       75 State Street
                       Boston, Massachusetts 02109

----------------------

(1) The ESOP is administered by the Bank as Plan Administrator and by a committee established pursuant to the ESOP ("ESOP Committee"). The assets of the ESOP are held in a trust ("ESOP Trust") for which Marine Midland Bank serves as trustee ("ESOP Trustee"). The ESOP Trust purchased such shares following the Bank's Conversion with funds borrowed from the Company. The Common Stock acquired by the ESOP is released from a suspense account and allocated annually to the accounts of participants based upon the contributions made to the ESOP by the Company. The ESOP Committee may instruct the ESOP Trustee regarding investment of assets held in the ESOP Trust. The ESOP Trustee generally votes all allocated shares held in the ESOP Trust in accordance with the instructions of participants. As of December 31, 1997, 31,016 of the 528,523 shares were allocated to participants. Pursuant to the terms of the ESOP, unallocated shares are generally voted by the ESOP Trustee in a manner calculated to most accurately reflect the voting instructions received from participants regarding the allocated shares so long as such vote is in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. Each member of the ESOP Committee disclaims beneficial ownership of the shares of Common Stock held in the ESOP.

(2) Based on information in a Schedule 13G, dated April 7, 1998, filed on behalf of Bay Pond Partners, L.P. ("Bay Pond"), a Delaware limited partnership, Wellington Hedge Management LLC ("WHML"), a Massachusetts limited liability company which is the sole general partner of Bay Pond, and Wellington Hedge Management, Inc., a Massachusetts corporation which is the managing member of WHML. Bay Pond has shared voting and shared dispositive power over all of the shares shown.

STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the shares of Common Stock beneficially owned by each director of the Company, by each executive officer of the Company identified in the Summary Compensation Table included on page 13 of this Proxy Statement and by all directors and executive officers of the Company or the Bank as a group as of July 31, 1998. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

                                                                     AMOUNT AND NATURE OF       PERCENT OF COMMON
                                                                     BENEFICIAL OWNERSHIP       STOCK OUTSTANDING
             NAME                           TITLE (1)                     (2)(3)(4)(5)(6)              (7)
             ----                           ---------               ----------------------             ---

Timothy A. Dempsey                President, Chief Executive                84,878                    1.3%
                                    Officer and Director
                                  Executive Vice President,

Ronald J. Gentile                 Chief Operating Officer                   71,380                    1.1%
                                    and Director
Frances M. Gorish                 Director                                  14,920                     *
R. Michael Kennedy                Director                                  44,920                     *
Fred M. Knipp                     Director                                  23,920                     *
Emil R. Krahulik                  Director                                  13,920                     *
Thomas F. Lawrence, Jr.           Director                                  10,920                     *
Henry L. Nielsen, Jr.             Director                                  27,920                     *
John W. Sanford III               Director                                  12,420                     *
Robert N. Smith                   Director                                  24,420                     *
All directors and executive officers
as a group (15 persons)                                                    482,856                  7.3%

---------------------
* Less than 1.0% of outstanding Common Stock.
(1) Titles are for both the Company and the Bank.

(2) The figures shown include shares held in trust pursuant to the ESOP that have been allocated as of December 31, 1997 to individual accounts of ESOP participants as follows: Mr. Dempsey, 986 shares; Mr. Gentile, 1,041 shares; and all executive officers as a group, 5,357 shares. Such persons have voting power (subject to the duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 497,507 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Dempsey, Gentile and Budich, Ms. Sobotor-Littell and Ms. Rudy) and each of the participants identified in the table may be deemed to share investment power, except in limited circumstances, thereby causing each such person to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee and the participants identified in the table disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP Committee or the participants identified in the table individually. See "Election of Directors -- Executive Compensation -- Employee Stock Ownership Plan and Trust."

(3) The figures shown include shares held pursuant to The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan") that have been allocated as of July 31, 1998 to individual accounts as follows: Mr. Dempsey, 216 shares; Mr. Gentile, 3,238 shares; and all executive officers as a group, 13,787 shares. Such persons have shared voting and investment power as to such shares. See "Election of Directors -- Executive Compensation -- 401(k) Plan."

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(4) The figures shown include shares held under the Recognition and Retention Plan of Warwick Community Bancorp, Inc., over which each individual has sole voting but no investment power, as follows: Mr. Dempsey, 52,854 shares; Mr. Gentile, 36,998 shares; each of Mrs. Gorish and Messrs. Kennedy, Knipp, Krahulik, Lawrence, Nielsen, Sanford and Smith, 8,919 shares; and all directors and executive officers as a group, 240,479 shares. See "Election of Directors -- Executive Compensation -- Recognition and Retention Plan."

(5) The figures shown include shares held pursuant to the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") as to which each person identified has no voting power, but may be deemed to share investment power, as follows: Mr. Dempsey, 821 shares; Mr. Gentile, 102 shares; and all executive officers as a group, 923 shares. See "Election of Directors -- Executive Compensation -- Benefit Restoration Plan."

(6) The figures shown include shares over which individuals may be deemed to share voting and investment power (other than as disclosed in notes 2, 3, 4 and 5) as follows: Mr. Dempsey, 15,000 shares; Mr. Gentile, 15,000 shares; Mr. Kennedy, 17,000 shares; Mr. Knipp, 15,000 shares; Mr. Lawrence, 1,000 shares; Mr. Sanford, 2,500 shares; Mr. Smith, 5,500 shares; and all directors and executive officers as a group, 83,500 shares.

(7) Percentages with respect to each person or group of persons have been calculated on the basis of 6,606,548 shares of Common Stock, the number of shares of Common Stock outstanding as of July 31, 1998. No officer or director has the right to acquire beneficial ownership of additional shares of Common Stock within 60 days after July 31, 1998.




                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

         The Certificate of Incorporation and By-Laws of the Company provide that the Board of Directors shall be divided into three classes. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are duly elected and qualified. Currently, the Board of Directors of the Company consists of 10 members.

         The terms of three directors expire at the Annual Meeting. Each of the three incumbent directors, Timothy A. Dempsey, Fred M. Knipp and Henry L. Nielsen, Jr., has been nominated by the Board of Directors to be re-elected at the Annual Meeting, each to serve for a three-year term expiring at the 2001 Annual Meeting and until their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve, the proxies received in response to this solicitation that were voted in favor of such nominee will be voted for the election of such other person as shall be designated by the Board of Directors of the Company, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-Laws of the Company. In any event, proxies cannot be voted for a greater number of persons than the three nominees named.


INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the Annual Meeting. There are no arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director of the Company. For information with respect to security ownership of directors, see "General Information -- Stock Ownership of Management."


                                                                                                         DIRECTOR
NAME                                AGE(1)      END OF TERM     POSITION HELD WITH THE COMPANY           SINCE(2)
----                                ------      -----------     ------------------------------           --------
NOMINEES FOR A THREE-YEAR
  TERM EXPIRING IN 2001

Timothy A. Dempsey                    64            1998        President, Chief Executive
                                                                Officer     and Director                   1974

Fred M. Knipp                         67            1998        Director                                   1992

Henry L. Nielsen, Jr.                 72            1998        Director                                   1962

CONTINUING DIRECTORS

Ronald J. Gentile                     49            1999        Executive Vice President, Chief
                                                                   Operating Officer and Director          1990

Frances M. Gorish                     71            2000        Director                                   1979

R. Michael Kennedy                    46            2000        Director                                   1997

Emil R. Krahulik                      64            1999        Director                                   1984

Thomas F. Lawrence, Jr.               70            1999        Director                                   1965

John W. Sanford III                   61            2000        Director                                   1986

Robert N. Smith                       49            2000        Director                                   1994


(1)  At July 31, 1998.

(2) Includes terms as trustee of the Bank and of predecessor affiliated institutions prior to the incorporation of the Company on September 10, 1997.

         The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.


                       NOMINEES FOR ELECTION AS DIRECTORS

         TIMOTHY A. DEMPSEY serves as the President, Chief Executive Officer and a director of the Company. Mr. Dempsey has been involved in the financial institutions industry for more than 45 years and has served as President and Chief Executive Officer of the Bank since 1985 and as a director since 1974. He also serves as President, Chief Executive Officer and a director of the Bank's wholly owned subsidiaries, including Warsave Development, Inc. ("Warsave"), WSB Financial Services, Inc. ("WSB Financial") and WSB Mortgage Company of New Jersey, Inc. ("WSB Mortgage"). In addition, he serves as a director of the Institutional Investors Capital Appreciation Fund, Inc., a director of the M.S.B. Fund Inc. and Chairman of the Orange County Water Authority.

         FRED M. KNIPP has served as a director of the Bank since 1984. He is the President, Chief Executive Officer and a director of the Warwick Valley Telephone Company and a director of Centrex Communications Corporation.

          HENRY L. NIELSEN, JR. has served as a director of the Bank since
1962. He is the President of Nielsen Construction Co., Inc. and is a director of the Warwick Valley Telephone Company. He is also a trustee of the Warwick Historical Society and the Warwick Cemetery Association. Mr. Nielsen also serves as a director of Warsave, WSB Financial and WSB Mortgage.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
               VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.


CONTINUING DIRECTORS

         RONALD J. GENTILE serves as the Executive Vice President, Chief Operating Officer and a director of the Company. Mr. Gentile joined the Bank and has been a director since 1990. In addition, he serves as Vice President of the Bank's wholly owned subsidiaries, including Warsave, WSB Financial and WSB Mortgage. Prior to joining the Bank, Mr. Gentile served as a senior bank examiner for the Federal Deposit Insurance Corporation. He is also a member of the board of directors of the TriState Health System, Inc. and Winslow Therapeutic Riding Unlimited, and a former President and member of the board of directors of the Warwick Valley Rotary Club.

         FRANCES M. GORISH joined the Bank in 1944 and has served as a director since 1979. Now retired, she served in various capacities for the Bank, most recently as Vice President and Corporate Secretary. In addition, she serves as treasurer of the Salvation Army, Lorena Abbott Service Unit, and the treasurer of the Florida Historical Society. Mrs.
Gorish also serves as a director of Warsave, WSB Financial and WSB Mortgage.

         R. MICHAEL KENNEDY became a director of the Bank in 1997. Mr. Kennedy is a general partner and manager of various real estate companies, all managed through Kennedy Companies. He is also the general managing partner of the Fireplace Restaurant.

         EMIL R. KRAHULIK has served as a director of the Bank since 1984. He is a partner in the law firm of Beattie & Krahulik and serves as the Bank's general counsel.

         THOMAS F. LAWRENCE, JR. has been a director of the Bank since 1965. Mr. Lawrence, now retired, formerly served as President of Warwick Auto Company Inc. He is also President of the Warwick Cemetery Association. Mr. Lawrence also serves as a director of Warsave, WSB Financial and WSB Mortgage. Mr. Lawrence is Nancy L. Sobotor-Littell's father.

         JOHN W. SANFORD III has been a director since 1986. Mr. Sanford also serves as President of John W. Sanford & Son, Inc., an insurance agency, and is a partner in Maple Terrace Farms, a dairy beef business.

         ROBERT N. SMITH has served as a director since 1994. He is currently the President of Lazear-Smith and Vander-Plaat Memorial Home and Lazear-Smith Funeral Home. Mr. Smith is also sole proprietor of Smith and Gesell Associates, a bookkeeping and tax preparation service.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors meets on a monthly basis and may have additional special meetings from time to time. During the fiscal year ended May 31, 1998, the Board of Directors met 19 times. No current director attended fewer than 75% of the total number of Board meetings and committee meetings of which such director was a member. There is no standing nominating committee of the Board of Directors. For the part of the fiscal year ended May 31, 1998 during which the Company was not yet in existence, the information contained in this section reflects information for the Bank.

         The Board of Directors of the Company maintains the following standing committees:

         The EXECUTIVE COMMITTEE consists of Mr. Dempsey, Mr. Nielsen, Mr. Lawrence, Mrs. Gorish, Mr. Krahulik and Mr. Sanford. The Executive Committee generally oversees the affairs of the Company, considers proposals from management in relation to the election of officers and makes recommendations to the Board regarding those individuals nominated to officer positions. The Executive Committee met 23 times during the fiscal year ended May 31, 1998.

         The AUDIT COMMITTEE consists of Messrs. Knipp, Sanford, Kennedy, Lawrence and Smith. The Audit Committee meets periodically with its independent certified public accountants to arrange the Company's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee also reviews and evaluates the procedures and performances of the Company's internal auditing staff. The Audit Committee met 2 times during the fiscal year ended May 31, 1998.

         The COMPENSATION COMMITTEE consists of Mr. Nielsen, Mrs. Gorish, Mr. Kennedy and Mr. Smith. The Compensation Committee is responsible for overseeing the development, implementation and conduct of the Company's employment and personnel policies, notices and procedures, including the administration of the Company's and the Bank's compensation and benefit programs. The Compensation Committee met 1 time during the fiscal year ended May 31, 1998.


DIRECTORS' COMPENSATION

         FEE ARRANGEMENTS. Currently, each director of the Bank who is not an employee of the Bank or the Company receives a fee of $400 for each Board meeting attended and $250 for each committee meeting attended. In addition, the members of the Re-Inspection Committee of the Bank each receive an annual fee of $250. Directors of the Company are not separately compensated for their services as such.

         OPTION PLAN AND RRP. The Stock Option Plan of Warwick Community Bancorp, Inc. ("Option Plan") and the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP") were adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders at a special meeting held on June 24, 1998 ("Special Meeting"). On June 24, 1998, the effective date of the Option Plan, each non-officer director of the Company was granted a non-qualified stock option to purchase 19,819 shares of Common Stock. These options are scheduled to vest at the rate of 20% per year over a five-year period beginning on June 24, 1999 and will become immediately exercisable upon the director's death or disability. Similarly, on June 24, 1998, the effective date of the RRP, stock awards were granted to each non-officer director with respect to 8,919 shares of Common Stock. These awards are also scheduled to vest in 20% annual increments over a five-year period beginning on June 24, 1999, with accelerated vesting to occur in the event of the director's death or disability.

EXECUTIVE OFFICERS

         The following individuals are the executive officers of the Company and have the titles set forth across from their names.


         NAME                               POSITIONS HELD WITH THE COMPANY
         ----                               -------------------------------

         Timothy A. Dempsey                 President and Chief Executive Officer
         Ronald J. Gentile                  Executive Vice President and Chief Operating Officer
         Arthur W. Budich                   Senior Vice President, Treasurer and Chief Financial Officer
         Laurence D. Haggerty               Senior Vice President
         Donna M. Lyons                     Senior Vice President/Auditor
         Barbara A. Rudy                    Senior Vice President
         Nancy L. Sobotor-Littell           Corporate Secretary and Director of Human Resources

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The Company has entered into employment agreements with certain of its executive officers which set forth the terms of their employment. See "-- Executive Compensation -- Employment Agreements."

         Biographical information of the executive officers of the Company who are not directors is set forth below.

         ARTHUR W. BUDICH, age 47, has served as the Senior Vice President, Treasurer and Chief Financial Officer of the Bank since 1992. He has been employed by the Bank in various capacities since 1986. He also serves as Treasurer of the Bank's wholly owned subsidiaries, which include Warsave, WSB Financial and WSB Mortgage.

         LAURENCE D. HAGGERTY, age 54, has served as Senior Vice President in the Commercial Lending department of the Bank since joining the Bank in 1991.

         DONNA M. LYONS, age 43, has served as Senior Vice President of the Bank since 1992 and has served as Auditor of the Bank since joining the Bank in 1989.

         BARBARA A. RUDY, age 45, has served as Senior Vice President in the Loan Servicing department of the Bank since 1991. She has been employed by the Bank in various capacities since 1972.

         NANCY L. SOBOTOR-LITTELL, age 41, has served as the Corporate Secretary and Director of Human Resources of the Bank since 1988. She has been employed by the Bank in various capacities since 1975. In addition, she serves as Corporate Secretary of the Bank's wholly owned subsidiaries, including Warsave, WSB Financial and WSB Mortgage. Ms.
Sobotor-Littell is Mr. Lawrence's daughter.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         THE FOLLOWING REPORT OF THE COMPANY'S COMPENSATION COMMITTEE IS PROVIDED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC. PURSUANT TO SUCH RULES AND REGULATIONS, THIS REPORT SHALL NOT BE DEEMED "SOLICITING MATERIAL" FILED WITH THE SEC SUBJECT TO REGULATION 14A OR 14C OF THE SEC OR SUBJECT TO SECTION 18 OF THE EXCHANGE ACT.

         Under the rules and regulations of the Securities and Exchange Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company's chief executive officer ("CEO") and other executive officers of the Company for the year ended May 31, 1998. Compensation for the Company's CEO and other executive officers is generally determined on a calendar year basis, rather than a fiscal year basis. Because the Company had no significant assets, liabilities or operations until December 23, 1997, the discussion below reflects the policies of the Compensation Committee (previously, the Budget Committee) of the Bank prior to such date and the Compensation Committee of the Company subsequent to such date.

         The Compensation Committee annually reviews and makes recommendations to the Board of Directors of the Company regarding the policies that govern executive compensation and stock ownership programs, including the compensation of Mr. Dempsey, the President and CEO of the Company. The Compensation Committee of the Company is comprised of four members of the Board of Directors of the Company who are not officers of the Bank or the Company and for calendar year 1998 consists of Mr. Nielsen, Mrs. Gorish, Mr. Kennedy and Mr. Smith.

         The overall compensation structure of the Company is aimed at establishing a compensation package that rewards both individual performance and the Company's performance and is competitive with compensation levels at comparable banking institutions. In connection with the conversion of the Bank from mutual to stock form and the initial public offering of the Company in 1997, the Bank retained a nationally recognized compensation consulting firm as an independent compensation expert with respect to the Company's plans and programs. Based upon published professional survey data of similarly situated publicly-traded financial institutions operating in relevant markets, such firm rendered an opinion to the Bank that, with respect to the total cash compensation for executive officers, such compensation, viewed as a whole and on an individual basis, was reasonable and proper in comparison to the compensation provided to the executive officers at similarly situated publicly-traded financial institutions, and that the shares of stock to be reserved under the ESOP, the RRP and the Stock Option Plan, as a whole, were reasonable in comparison to similar publicly-traded financial institutions.

         BASE SALARY. In 1997, the Compensation Committee compared the salaries of the Company's officers with those of nine other peer banks (Catskill Savings Bank, Cayuga Savings Bank, Cortland Savings Bank, Fulton Savings Bank, Oneida Savings Bank, Oswego City Savings Bank, The Rome Savings Bank, Skaneatles Savings Bank and Watertown Savings Bank) and a group of nine other banks located in the same geographical area as the Bank (Goshen Savings Bank, MSB Bank, Pawling Savings Bank, Putnam County Savings Bank, Rhinebeck Savings Bank, Rondout Savings Bank, Sawyer Savings Bank, Ulster Savings Bank and Walden Savings Bank), taking into account asset size and relative performance. The relative performance was measured using financial performance factors for the year 1996 and the first six months of 1997. The peer group and the group of banks in the Bank's geographical area are different than the companies included in the Nasdaq Composite Index and Nasdaq Bank Composite Index used in the Performance Graph on page 12 of this Proxy Statement since these two indices reflect the stock performance of a significantly broader group of companies and financial institutions.

         Based upon such comparison, the Compensation Committee concluded that, in order to give the Company's executive officers incentives to keep performing at their current and higher levels, the salary levels for the Company's CEO and other executive officers should reflect the level of performance achieved by the Bank and should be aligned with the interests of the Company's shareholders. In addition, the Compensation Committee concluded that salary level should take into account the officer's individual responsibility and performance as well.

         STOCK OWNERSHIP PROGRAMS. The Compensation Committee believes that providing executive officers with significant stock ownership and stock options aligns the interests of executive officers with the interests of the Company's shareholders. In this regard, the Company adopted the ESOP at the time of the Company's initial public offering in 1997. In addition, as contemplated during the Bank's Conversion and the Company's initial public offering, in April 1998 the Board of Directors of the Company adopted, and in June 1998 the Company's shareholders approved, the Stock Option Plan and the RRP.

         In April 1998, the Board of Directors granted, subject to shareholder approval, stock options under the Stock Option Plan to certain officers, including Messrs. Dempsey and Gentile, at an exercise price equal to the fair market value of the Company's shares on the date of shareholder approval of the Stock Option Plan. These grants were awarded to provide an incentive for future performance by giving the grantees, including the executive officers, equity interests in the Company. The size of the grants to executive officers were based in part on the practices of other similar institutions and in part on the performance and position of the executive officer of the Company. Such stock options are generally granted for a term of 10 years and generally vest (that is, become exercisable) 20% upon the first anniversary of the date the Stock Option Plan was approved by shareholders, and 20% more on each subsequent anniversary thereof.

         In April 1998, the Board of Directors also granted, subject to shareholder approval, awards of shares of the Company's stock under the RRP to certain officers, including Messrs. Dempsey and Gentile. The number of shares awarded to the executive officers were based in part on the practices of other similar institutions and in part on the performance and position of the executive officer of the Company. Such stock awards generally vest (that is, become distributable to the officer) 20% upon the first anniversary of the date the RRP was approved by shareholders, and 20% more on each subsequent anniversary thereof.

         CHIEF EXECUTIVE OFFICER. The Compensation Committee reviewed the performance of Mr. Dempsey as President and CEO of the Bank and the Company over the past year. The Compensation Committee concluded that his performance was excellent, in terms of the continued development and achievement of the Bank's and the Company's overall strategic goals and objectives as set forth in the Bank's business plan, the successful Conversion of the Bank and the initial public offering of the Company, and the Bank's and the Company's financial results. Mr. Dempsey also actively participated in a variety of outside organizations and causes, including various community and industry organizations, which served to benefit the Company. Based upon the foregoing, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Dempsey's annual rate of salary from $200,000 for calendar year 1997 to $210,000 for calendar year 1998. In addition, based on the considerations discussed above, Mr. Dempsey was granted options to purchase 100,000 shares of the Company's stock under the Stock Option Plan and was awarded 52,854 shares of the Company's stock under the RRP.

                       The Compensation Committee:
                       Henry L. Nielsen, Jr., Chairman
                       Frances M. Gorish
                       R. Michael Kennedy
                       Robert N. Smith


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1998, the Compensation Committee consisted of Mr. Nielsen, Mrs. Gorish, Mr. Kennedy and Mr. Smith. There are no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of the Company and corporations with respect to which such persons are affiliated, or otherwise.

PERFORMANCE GRAPH

         Pursuant to the rules and regulations of the SEC, the graph below, prepared by SNL Securities, L.C., compares the performance of the Company's Common Stock with that of the Nasdaq Composite Index (U.S. Companies) and the Nasdaq Bank Composite Index (banks and bank holding companies, over 99% of which are based in the United States) from December 23, 1997, the date of the Company's initial public offering, through May 31, 1998. The graph is based on an investment of $100 in the Company's Common Stock at its closing price of $15.625 on December 23, 1997 and, with respect to each Nasdaq index, the graph assumes the reinvestment of all dividends paid in additional shares of the same class of equity securities as those below.

[OBJECT OMITTED]

                                                Period Ending
                                   -----------------------------------------------
Index                              12/23/97 1/31/98  2/28/98  3/31/98  4/30/98  5/31/98
--------------------------------------------------------------------------------
Warwick Community Bancorp, Inc.     100.00  100.50   102.40   113.60   112.80   108.80
NASDAQ - Total US                   100.00  107.32   117.40   121.74   123.80   117.03
NASDAQ - Banks                      100.00   98.45   103.88   108.84   110.24   106.54



Note: There can be no assurance that the performance of Warwick Community Bancorp, Inc. will continue into the future with the same or similar trends depicted in the graph above.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid to the Chief Executive Officer and all executive officers of the Company who received compensation in excess of $100,000 for services rendered in all capacities to the Company and the Bank during the fiscal year ended May 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                               ANNUAL COMPENSATION            COMPENSATION AWARDS(1)
                                               -------------------            ----------------------
                                                             OTHER                                 ALL
                                                            ANNUAL       RESTRICTED              OTHER
                                                            COMPEN          STOCK                LTIP      COMPEN-
NAME AND                                 SALARY     BONUS   -SATION      ON AWARDS    OPTIONS    PAY-      SATION
PRINCIPAL POSITION               YEAR    ($)(2)      ($)      ($)(3)      ($)(4)       (#)(4)    OUTS      (5)($)
------------------               ----    ------    ------     ------      -------    ---------   ----    --------
Timothy A. Dempsey
President and                    1998     208,067    --        --           --          --        --      37,430
Chief Executive Officer          1997     189,750    --        --           --          --        --       5,052

Ronald J. Gentile
Executive Vice President and     1998     135,282    --        --           --          --        --      23,717
Chief Operating Officer          1997     123,862    --        --           --          --        --       3,618


(1) For the fiscal year ended May 31, 1998 the Bank had no long-term incentive plan in existence.

(2) Salary includes the amount of each individual's salary deferrals under the 401(k) Plan.

(3) For the fiscal year ended May 31, 1998, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock.

(4) During the fiscal year ended May 31, 1998 there were no grants made under the RRP or the Option Plan.

(5) Includes the matching contributions made by the Bank under the 401(k) Plan, which for the fiscal year ended May 31, 1998 totaled $4,922 for Mr. Dempsey and $4,247 for Mr. Gentile. Also includes the value of allocations under the ESOP, which for the fiscal year ended May 31, 1998 totaled $16,762 for Mr. Dempsey and $17,697 for Mr. Gentile. Also includes the Bank's contributions to the trust established for the BRP (excluding amounts contributed with respect to supplemental retirement benefits thereunder) with respect to supplemental 401(k) Plan benefits and supplemental ESOP benefits, which for the fiscal year ended May 31, 1998 totaled $15,746 for Mr. Dempsey and $1,773 for Mr. Gentile. The dollar amounts with respect to allocations under the ESOP and contributions under the BRP with respect to supplemental ESOP benefits are based on $17.00 per share, the closing price of the Common Stock as reported on the Nasdaq Stock Market on May 31, 1998. See " -- 401(k) Plan," " -- Employee Stock Ownership Plan and Trust" and " -- Benefit Restoration Plan."


         EMPLOYMENT AGREEMENTS. Effective upon the Conversion of the Bank, the Company entered into Employment Agreements with each of Mr. Dempsey, Mr. Gentile, Mr. Budich and Ms. Sobotor-Littell ("Senior Executives"). The Employment Agreements provide for three-year terms, with automatic daily extensions such that the remaining terms of the Employment Agreements shall be three years unless written notice of non-renewal is given by the Company or the Senior Executive, and, in any event, will terminate on the last day of the month following the Senior Executive's 68th birthday. The Employment Agreements provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Company's Compensation Committee and approved by non-employee members of the Board of Directors, and the Senior Executive's base salary may be increased on the basis of such officer's job performance and the overall performance of the Company. The Employment Agreements also provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and reimbursement for ordinary and necessary business expenses. Senior Executives would also be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements. The Employment Agreements provide for termination by the Company at any time for "cause" as defined in the Employment Agreements.

         In the event that (i) the Company terminates a Senior Executive's employment for reasons other than for cause, (ii) a Senior Executive resigns from the Company for certain reasons specified in the Employment Agreements or
(iii) a "change of control" as defined in the Employment Agreements occurs, the Senior Executive (or, in the event of the Senior Executive's death, such Senior Executive's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Senior Executive's earned but unpaid salary, (b) the present value of the amount the Senior Executive would have earned in salary had he or she continued working through the unexpired term of the Employment Agreement and (c) the present value of the additional contributions or benefits that such Senior Executive would have earned under the specified employee benefit plans or programs of the Bank or the Company during the remaining term of the Employment Agreement and payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. The Employment Agreements also provide for the cashout of any stock options, appreciation rights or restricted stock as if the Senior Executive was fully vested. The Bank and the Company would also continue the Senior Executive's life, health and any disability insurance or other benefit plan coverage for the remaining term of the Employment Agreement. Reasons specified as grounds for resignation for purposes of the Employment Agreements include: failure to elect or re-elect the Senior Executive to such officer's position; failure to vest in the Senior Executive the functions, duties or authority associated with such position; if the Senior Executive is a member of the Board of Directors of the Bank or Company, failure to re-nominate or re-elect such Senior Executive to such Board; any material breach of contract by the Bank or the Company that is not cured within 30 days after written notice thereof; or a change in the Senior Executive's principal place of employment to a location in excess of 50 miles from the Bank's principal office in Warwick, New York. In general, for purposes of the Employment Agreements and the plans maintained by the Company or the Bank, a "change of control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or the Bank, upon shareholder approval of certain mergers or consolidations of the Company or the Bank, upon liquidation or sale of substantially all the assets of the Company or the Bank or upon a contested election of directors which results in a change in the majority of the Board of Directors.

         Cash and benefits paid to a Senior Executive under the Employment Agreement, together with payments under other benefit plans, following a change of control of the Bank or the Company may constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. In the event that any amounts paid to a Senior Executive following a change of control would constitute excess parachute payments, the Employment Agreements provide that such Senior Executives will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional excise, income and employment taxes imposed as a result of such tax indemnification.

         EMPLOYEE RETENTION AGREEMENTS. Effective upon the Conversion, the Bank entered into Retention Agreements with each of Mr. Haggerty, Ms. Lyons, Ms. Rudy and Mr. Anderson ("Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a corporate change of control. The Retention Agreements do not impose an immediate obligation on the Bank to continue the Contract Employees' employment, but provide for a period of assured employment ("Assurance Period") in the event of a "change of control" as defined in the Retention Agreements, which definition is similar to the definition of change of control contained in the Employment Agreements. The Retention Agreements provide for one-year terms, with automatic daily extensions such that the remaining term shall be one year unless written notice of non-renewal is given by the Bank or the Contract Employee, and, in any event, will end on the last day of the month following the Contract Employee's 68th birthday. The Retention Agreements provide for an initial Assurance Period of one year commencing on the date of a change of control during the term of the Retention Agreement. In general, the applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by the Bank or the Contract Employee, in which case the Assurance Period would end on the first anniversary of the date such notice is given.

         If a Contract Employee is discharged without "cause," as defined in the Retention Agreements, during the Assurance Period, or prior to the commencement of the Assurance Period but within 3 months of, and in connection with, a change of control, or the Contract Employee voluntarily resigns during the Assurance Period for certain specified reasons, the Contract Employee (or, in the event of the Contract Employee's death, such Contract Employee's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Contract Employee's earned but unpaid salary, (b) the present value of the amount the Contract Employee would have earned in salary had he or she continued working during the remaining term of the Assurance Period and (c) the present value of the additional contributions or benefits that such that Contract Employee would have earned under the specified employee benefit plans or programs of the Bank or Company during the remaining term of the Assurance Period. Reasons specified as grounds for resignation for purposes of the Retention Agreements include: failure to elect or re-elect the Contract Employee to such officer's position; failure to vest in the Contract Employee the functions, duties or authority associated with such position; if the Contract Employee is a member of the Board of Directors of the Bank or Company, failure to re-nominate or re-elect such Contract Employee to such Board; certain reduction in salary or material reduction in benefits; any material breach of contract by the Bank or the Company that is not cured within 30 days after written notice thereof; or a change in the Contract Employee's principal place of employment to a location in excess of 50 miles from the Bank's principal office in Warwick, New York.

         The Retention Agreements also provide for the cashout of stock options, appreciation rights or restricted stock as if the Contract Employee was fully vested. Each Contract Employee's life, health and any disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements is limited to three times the Contract Employee's average total compensation for the prior five calendar years. Payments to the Contract Employees under their respective Retention Agreements will be guaranteed by the Company to the extent that the required payments are not made by the Bank.

         EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Company established, and the Bank adopted, for the benefit of eligible employees, an ESOP and related trust, which became effective upon completion of the Conversion. Substantially all employees of the Bank or the Company who have completed 1,000 hours of service during a consecutive twelve-month period will be eligible to become participants in the ESOP.

         Generally, shares held in the ESOP trust are allocated among the accounts of participants who are employees of the Bank or the Company on the last day of the plan year on the basis of the participants' total taxable compensation for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning on a participant's third year of service, with 100% vesting after seven years of service (including past service). Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. The ESOP generally provides that, upon certain changes of control as described in the ESOP, unallocated shares in the ESOP will be sold to repay any outstanding loan and all remaining unallocated shares or proceeds thereof will be allocated among participants who were employed immediately preceding the change of control in proportion to compensation for that part of the year prior to the change of control.

         A participant who terminates employment prior to the end of a plan year for reasons other than death, retirement or disability will not receive an allocation under the ESOP for that plan year. Forfeitures will be reallocated among remaining participating employees in the same proportion as the annual allocation that is made on the basis of compensation. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or separation from service.

         The ESOP is administered by a committee of the Company's Board of Directors ("ESOP Committee") and by the Bank as the Plan Administrator. Marine Midland Bank has been appointed as the trustee for the ESOP. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares generally will be voted in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         STOCK OPTION PLAN. The Option Plan was adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders at the Special Meeting. Subject to the terms of the Option Plan, employees, directors and officers of the Company, the Bank and its affiliates are eligible to participate in the Option Plan. The Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. The Company has reserved 660,654 shares of Common Stock ("Option Shares") for issuance upon exercise of stock options granted under the Option Plan.

         The Board of Directors and the members of the Compensation Committee who are disinterested directors ("Option Committee") administer the Option Plan. The Option Committee determines, subject to the terms of the Option Plan and Rule 16b-3 promulgated under the Exchange Act, the officers and employees to whom Options will be granted, the number of shares subject to each Option, the terms of such Options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Options may be exercised.

         Options granted under the Option Plan may be either "incentive stock options," which qualify for favorable federal income tax treatment, or non-qualified stock options, which do not so qualify. Options granted under the Option Plan will generally vest at a rate of 20% per year beginning on the first anniversary of the grant date and generally remain exercisable until the tenth anniversary of the grant date, subject to earlier expiration upon termination of employment as defined in the Option Plan. In the case of termination due to death or disability, all options granted become immediately exercisable.

         Subject to certain specific limitations and restrictions set forth in the Option Plan and such limitations as may be imposed from time to time by the Board of Directors, the Option Committee has authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan.

         RECOGNITION AND RETENTION PLAN. The RRP was adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders at the Special Meeting. The RRP provides for stock awards ("Awards") to eligible officers, employees, outside directors and directors emeritus of the Company, the Bank and its affiliates. The RRP is not subject to ERISA and is not a tax-qualified plan under the Code.

         The Board of Directors and the members of the Compensation Committee who are disinterested directors ("RRP Committee") administer the RRP. The Board of Directors or the RRP Committee will determine at the time of the grant the number of shares of Common Stock subject to an Award and the vesting schedule applicable to the Award and may, in its discretion, establish other terms and conditions applicable to the Award.

         The Company has established a trust ("RRP Trust") and has contributed, or will cause to be contributed to the Trust, from time to time, such amounts of money or property as shall be determined by the Board of Directors, in its discretion. A trustee will invest the assets of the RRP Trust in Common Stock and in such investments as shall be determined by the RRP Committee. The assets of the RRP Trust will be used to purchase, in the aggregate, no more than 264,261 shares of Common Stock. Shares of Common Stock subject to an Award are held in the RRP Trust until the Award vests, at which time the shares of Common Stock attributable to the portion of the Award that have vested are distributed to the Award holder. An individual to whom an Award is granted is entitled to exercise voting rights and receive dividends with respect to stock subject to Awards granted to him or her whether or not vested.

         Generally, shares granted to outside directors or directors emeriti will vest and become distributable at a rate of 20% per year, over a five-year period, subject to accelerated vesting in the case of death or disability. The shares granted to eligible officers and employees will vest according to a schedule established by the RRP Committee, but in no event at a rate of more than 20% per year, subject to accelerated vesting in the case of death or disability.

         Subject to certain specific limitations and restrictions set forth in the RRP and such limitations as may be imposed from time to time by the Board of Directors, the RRP Committee has authority to interpret the RRP, to prescribe, amend and rescind rules and regulations, if any, relating to the RRP and to make all determinations necessary or advisable for the administration of the RRP.

         401(K) PLAN. The Bank maintains The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan"), a tax-qualified profit-sharing plan under Sections 401(a) and 401(k) of the Code. Employees who satisfy prescribed eligibility requirements may make pre-tax salary deferrals under section 401(k) of the Code. Salary deferrals are made by election, subject to the limits prescribed by the 401(k) Plan and a limit imposed under the Code (which is $10,000 for 1998). The Bank makes matching contributions equal to a percentage of salary contributions determined annually by the Bank, up to 3% of salary. Employees are fully vested in their salary deferrals and become incrementally vested in the Bank's contribution after one year and fully vested in the Bank's contributions after five years.

         The Bank amended the 401(k) Plan in connection with the Conversion to provide that the Bank's matching contributions will be invested in an investment fund consisting primarily of Common Stock of the Company. In addition, participating employees may elect to invest all or a portion of their remaining account balances in such investment fund or the other investment funds provided under the 401(k) Plan. Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased in the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and tender rights relating to the Common Stock held in their accounts.

         PENSION PLAN. The Bank maintains The Warwick Savings Bank Defined Benefit Pension Plan ("Pension Plan"), a non-contributory, tax-qualified defined benefit pension plan, for eligible employees. All employees, except (i) those paid on an hourly basis or contract basis, (ii) leased employees or (iii) employees regularly employed by outside employers for maintenance of properties, are eligible to participate in the Pension Plan upon the later of (i) the end of the twelve-month period in which he or she completes 1,000 hours of service or
(ii) the date he or she attains age 21. The Pension Plan provides an annual benefit for each participant, including the executive officers named in the Summary Compensation Table above, equal to 2% of the participant's average annual compensation, multiplied by the participant's years of credited service, up to a maximum of 30 years.

         Average annual compensation is the average of a participant's compensation over the three years of employment out of the participant's last 10-year period of employment during which the participant's compensation is the highest. A participant is fully vested in his or her pension benefit after five years of service. The Pension Plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the Pension Plan trustee.

         BENEFIT RESTORATION PLAN. In connection with the Conversion, the Bank adopted the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") to provide eligible employees with the benefits that would be due to such employees under the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Code. The BRP is also intended to make up allocations lost by participants of the ESOP who retire prior to the complete repayment of the ESOP loan. BRP benefits to be provided with respect to the Pension Plan are reflected in the pension table and BRP benefits to be provided with respect to the ESOP and the 401(k) Plan are reflected in the Summary Compensation Table.

         PENSION PLAN TABLE. The following table sets forth the estimated annual benefits payable under the Pension Plan upon a participant's normal retirement at age 65, expressed in the form of a single life annuity, and any related amounts payable under the BRP, for the average annual compensation and years of credited service specified.

                                    PENSION PLAN TABLE(1)

AVERAGE ANNUAL
 COMPENSATION                   YEARS OF CREDITED SERVICE AT RETIREMENT
 ------------                   ---------------------------------------
                             15              20               25               30               35(2)
                             --              --               --               --               -----
 $125,000                 $37,500        $ 50,000         $ 62,500         $ 75,000          $  75,000
  150,000                  45,000          60,000           75,000           90,000             90,000
  175,000(3)               52,500          70,000           87,500           105,000           105,000
  200,000(3)               60,000          80,000          100,000           120,000           120,000
  225,000(3)               67,500          90,000          112,500           135,000(4)        135,000(4)
  250,000(3)               75,000          100,000         125,000           150,000 (4)       150,000(4)

    (1) The annual benefits shown in the table above assume the participant would receive his or her retirement benefits under the Pension Plan and the BRP in the form of a straight life annuity at normal retirement age.

    (2) Normal retirement benefits are limited to 60% of average annual earnings.

    (3) For the Pension Plan year ending September 30, 1997, the annual compensation for calculating benefits under the Pension Plan may not exceed $150,000 (as adjusted for subsequent years pursuant to Code provisions). The limitation is $160,000 for the plan year beginning October 1, 1997 and will be adjusted to reflect cost of living increases after 1997 in accordance with Section 401(a)(17) of the Code. The table reflects amounts payable in conjunction with the BRP.

     (4) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
          Section 415 of the Code in 1997 is $125,000 or, if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $125,000 ceiling will be adjusted to reflect cost of living increases after 1997 in accordance with Section 415 of the Code. The BRP will provide the difference between the amounts appearing in this table and the maximum amount allowed by the Code.

         The following table sets forth the years of credited service and the average annual compensation (as defined above), determined as of May 31, 1998, for each of the individuals named in the Summary Compensation Table.

                        YEARS OF CREDITED SERVICE         AVERAGE ANNUAL
                          YEARS          MONTHS           COMPENSATION
                          -----          ------           ------------

Mr. Dempsey                25               3               $193,473
Mr. Gentile                 8               0               $121,806

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         From time to time the Bank makes loans or extends credit to its executive officers and to certain persons related to its executive officers and directors, to the extent consistent with applicable laws and regulations. All such loans are made by the Bank in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not and will not involve more than the normal risk of collectibility or present other unfavorable features. The outstanding principal balance of such loans to executive officers and their associates totaled $448,610 as of May 31, 1998. In addition, the Bank has committed a line of credit of $2.5 million to the Warwick Valley Telephone Company, of which $700 thousand was outstanding at May 31, 1998. Mr. Knipp is the Chief Executive Officer and Mr. Nielsen is a director of Warwick Valley Telephone Company.

         Mr. Krahulik is a partner in the law firm of Beattie & Krahulik, which the Bank retains to provide certain legal services. In the fiscal year ended May 31, 1998, the Bank paid $128,082 for legal services provided during such period. In addition, the firm received fees in the amount of approximately $543,535 from third parties pursuant to its representation of the Bank in loan closings and other legal matters for the fiscal year ended May 31, 1998. WSB Mortgage and Beattie & Krahulik are co-tenants on the lease for WSB Mortgage's office in West Milford, New Jersey.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under the securities laws of the United States, the Company's directors, its executive officers, and any person holding more than ten percent of the Company's Common Stock are required to file initial reports of ownership of the Company's Common Stock and reports of changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended May 31, 1998. All of such filing requirements of the Company's directors and executive officers were satisfied during the fiscal year ended May 31, 1998, based upon their written representations and copies of the reports that they have filed with the SEC.



                                  PROPOSAL TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


         On July 21, 1998, the Company changed its fiscal year from the twelve-month period ending May 31st to the twelve-month period ending December 31st. The Board of Directors also appointed the firm of Arthur Andersen LLP to continue as independent auditors for the Company for the period beginning June 1, 1998 and ending December 31, 1998, subject to ratification of such appointment by the Company's shareholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
           SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT
         OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY



                             ADDITIONAL INFORMATION

NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

         The By-Laws of the Company provide an advance notice procedure for a shareholder to properly bring business before an Annual Meeting or to nominate any person for election to the Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely, a shareholder's notice must be delivered to or received by the Corporate Secretary not later than the following dates: (i) with respect to an annual meeting of shareholders, 60 days in advance of the anniversary of the previous year's annual meeting if the current year's meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or with respect to a special meeting of shareholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder's notice to the Corporate Secretary shall set forth such information as required by the By-Laws of the Company. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See "-- Date For Submission of Shareholder Proposals."


DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

         Pursuant to the proxy soliciting regulations of the SEC, any shareholder proposal intended for inclusion in the Company's proxy statement and proxy card relating to the Company's 1999 Annual Meeting of Shareholders must be received by the Company a reasonable time before the Company makes its proxy solicitation in connection with such meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.


                              FINANCIAL STATEMENTS

         A copy of the Company's Annual Report for the fiscal year ended May 31, 1998, containing consolidated statements of financial condition as of May 31, 1998 and May 31, 1997 and related consolidated statements of income, changes in stockholders' equity and cash flows for each of the fiscal years ended May 31, 1998, 1997 and 1996, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. The consolidated financial statements have been audited by Arthur Andersen LLP whose report thereon appears in the Annual Report. The Annual Report serves as the Bank's Annual Disclosure Statement for purposes of the regulations of the Federal Deposit Insurance Corporation. Upon request, shareholders will be furnished, free of charge, an additional copy of the Annual Report.

         The Company is required to file an annual report on Form 10-K for the fiscal year ended May 31, 1998 with the SEC. Shareholders may obtain, free of charge, a copy of such annual report (excluding exhibits) by writing to Margaret Sgombick, Marketing Director, The Warwick Savings Bank, P.O. Box 591, Warwick, New York 10990-0591. A copy of the Form 10-K is also available on the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System at the SEC's website, www.sec.gov.


                                          By Order of the Board of Directors,


                                          [Facsimile signature]


                                          Nancy L. Sobotor-Littell
                                          Corporate Secretary


Warwick, New York
August 21, 1998


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.